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                                                                   EXHIBIT 10.10


                            DOMENICO CALDERARI AG/SA


                                 LEASE AGREEMENT

                                     between

EINFACHE GESELLSCHAFT CALDERARI & SCHWAB, Schloss-Str. 10, 2560 NIDAU


                                                                - Lessor  -

                                       and

STARR SURGICAL AG, Junkerngasse 21, 3011 BERN


                                                                - Lessee  -

1.      Leased Premises

        Lessee leases an area of 460 m2 on the 2nd floor of the property known as Hauptstrasse 104, 2560 Nidau, as a production site and office as well as Parking Area West on the 3rd floor.

        Lessor shall also grant Lessee permission to use the free space in the "Kaminraum" [chimney space], which is located outside of the Leased Premises, where it may place a compressor, vacuum device and similar objects there.

2.      Commencement of Lease:

        The Lease shall commence on October 1st, 1994. For the purpose of organizing the business, Lessee may have use of the keys starting immediately. There shall be no rent payable for the period up until October 1st, 1994.

3       Term of Lease

        The term of the Lease is fixed and the Lease shall expire on October 31. 1999.

3.1     Option

        After expiration of the fixed-term Lease, Lessee shall have the option to extend the Lease by 5 more years. If Lessee elects to exercise this option, it must notify Lessor in writing no later than March 31, 1999. If Lessee does not exercise the option and as long as neither of the parties to the contract terminates the Lease effective October 31, 1999, after expiration of the term the Lease shall be automatically extended by one year at a time. In case of termination, notice must be given 6 months in advance.


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4.      Rent

4.1     Net Rent

        Net rent for the production and office space until 09.30.1996 shall be Sfr. 59,800.00 annually (= Sfr. 130.00 per m2 for that year) and is payable in monthly installments of Sfr. 4,983.00.

        After October 1st, 1996, the rent shall be increased to Sfr.150.00 per m2, which results in an annual rent of Sfr. 69,230.00 payable in monthly installments of Sfr. 5,769.00.

        Net rent for Parking Area "West" shall be Sfr. 4,800.00 annually and shall be payable in monthly installments of Sfr. 400.00.

4.1.1 After October 1st, 1996, the annual net rent of Sfr. 69,230.00/ 4,800.00 shall be tied to the consumer price index BIGA(1). The rent corresponds to the level of the index applicable at that point in time, i.e. August 1996. Upon request by one of the parties, the net rent may be adjusted once annually on January 1st regardless of the fixed term of the Lease, taking into account the entire percentage of change undergone by this index. The first adjustment may be done on 01.01.1998 at the earliest.

4.1.2 The net annual rent of Sfr. 69,230.00 / 4,800.00 is a base rent. Rent may not fall below this amount regardless of potential adjustments.

4.2     Utilities

4.2.1 The payments on account towards expenses for heating, electricity used for shared rooms and for the burner, water fees, possibly sewage and garbage collection fees, expenses for janitorial services which are billed by the manager on April 30th, shall amount to Sfr. 500.00 monthly.

4.2.2 In exchange for participation in covering the cost thereof, Lessee shall have the opportunity to use the service elevator.

4.3     Bank Guarantee

        At the time the Lease is entered into, Lessee shall deposit the sum of Sfr. 15,000.00 as an irrevocable bank guarantee.

5.      Use of the Leased Premises

5.1 The Leased Premises shall be used for the production and warehousing of medical supplies and as an office and training site.

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(1)     Bundesamt fur Industrie, Gewerbe und Arbeit (Swiss federal bureau of industry, business and work)

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5.2     The Leased Premises must to be handed over in clean condition. The carpeted floors shall be shampooed once more before Lessee moves in.

5.3     Maintenance

        Lessee shall maintain the Leased Premises in good and clean condition. Repairs under Sfr.1,000.00 annually shall be paid for by Lessee.

        If damage to the Leased Premises is evident, Lessee shall keep its extent at a minimum by either taking immediate measures at its expense or by informing Lessor without delay.

        Repair work, minor work to prepare the Leased Premises for occupancy, or needed alterations to the Leased Premises or to the property shall be tolerated by Lessee without claims for damages.

        The following work shall be paid for entirely by Lessee.

        - Replacement of electrical switches, sockets and fuses, light bulbs (as well as, on a pro rata basis, of the lighting fixtures belonging to the building), water faucets and door locks.

        -       Unclogging of water lines, sinks, toilets and laundry equipment.

        -       Repair or replacement of washers on radiators and other devices.

5.4     House Rules

        Lessee shall be duly considerate of the other tenants and neighbors in every respect. Lessor shall not lease space to tenants causing a trade-related nuisance (heavy dust emission, noise).

5.5     Subletting

        Subletting of rooms shall only be permitted with explicit consent of Lessor.

5.6     Access to the Leased Premises

        For the purpose of protecting its interests, Lessor shall have the right, having made an appointment in writing with the business management, to access the Leased Premises with a member of the management present.

6.      Insurance

6.1 Lessee shall insure all machinery, equipment, as well as furniture, merchandise and all objects located within the leased space, at its own expense, adequately against theft, fire, damage caused by explosion and water, as well as against risks incidental to the business, particularly renter's liability.


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        Lessee shall bear the consequences in case of non-fulfillment of this obligation, with no responsibility whatsoever resting with Lessor.

7.      Company Signs and Inscriptions

7.1     Installation and Execution

        Lessor gives, in advance, its consent to the installation of company signs beneath the rented frontage window as well as above the main entrance.

7.2     Expenses

        Expenses for new signs or changes to signs shall be the responsibility of Lessee. In case of necessary removal and re-installation due to a change in tenants, Lessee shall pay for this expense.

8.      Changes to the Leased Premises

8.1     Permits

        Changes to the Leased Premises which require permits shall require notification of Lessor in advance.

        Lessor shall inform Lessee regarding changes to the Leased Premises.

9.      Yielding of the Leased Premises

9.1     Cleaning

        The Leased Premises must be yielded in a tidy and cleaned condition.

9.2     Damage

        Lessee shall be liable for any damage not due to normal wear and tear. Such damage shall have been repaired by Lessee by the time the Lease terminates.

9.3     Restoration

        Restorations shall be carried out according to the customs and practices of the property and homeowners association of the city of Biel and its environs.

9.4 After 5 years, the changes made to the interior do not have to be reversed and the Leased Premises do not have to be restored to their original condition after the expiration of the Lease.

10.     Structural Alterations

        The one-time structural alterations indicated on the attached list and/or sketch (removal and construction of non-supporting partitions, the moving of doors, installation of connecting pipes for water supply and drainage) which shall be arranged by Lessor and must be completed by October 1st, 1994, shall be paid for by Lessor. The attached and signed layout constitutes an integral part of this Lease Agreement.


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        Lessor guarantees that the electrical lines within the Leased Premises are of sufficient capacity to meet the needs of the machinery and devices used by Lessee. Should this not be the case, Lessor shall strengthen the electrical grid at its expense.

        Lessor guarantees the completion of such work within 2 -1/2 months after Lessee's submission of the definite layout. Should it not do so, Lessor shall be required to pay a conventional penalty of Sfr. 1,000.00 per day, regardless of fault. It the layout is later altered, no conventional penalty whatsoever shall apply.

        a) Both parties agree that Lessor shall do its best to carry out the alterations as quickly as possible after the definite layout has been submitted.

11.     Further Options

        Lessee shall have until 03.01.1995 to notify Lessor whether it wants to lease, within a period of 3 months, the space in the cellar (approx. 100 m2 at Sfr. 80.00 per m2 for that year). Lessor guarantees to make this space available within the aforementioned time period.

        Lessor shall have the option to lease the space on the first floor as a whole or only one half of it. Notification of interest in the retail space "LANCIA" must be submitted at least 6 months in advance, and notification of interest in the retail space "FIAT" at least 12 months in advance. Regarding rent, it shall be agreed that it may not exceed the rent indexed by BIGA as of October 1st, 1994 on a basis of Sfr.
        200.00 per m2 for that year.

        Should Lessee find another tenant for the aforementioned space, it shall notify Lessee in writing. If Lessee tenant does not exercises its option to lease said space within 60 days, Lessor shall have the right to lease it to a third parties.

        Lessee is assured that it shall have first option to rent any and all spaces that become available. If Lessee does not exercise this option in writing within 60 days, Lessor may rent such spaces to third parties. However, the rent charged to the third party may not be below that offered to Lessee.

        Lessee is assured that, should the building be sold, it shall be given first option to lease it. If Lessee does not exercise this option in writing within 60 days, Lessor shall have the right to sell the space, subject to the right of preemption hereinafter referred to, to third parties. However, the sales price may not be below that offered to Lessee.

        Lessor shall grant Lessee an unlimited right of preemption for the building known as Hauptstrasse 104, Nidau and/or for parts of the property resulting from the establishment of individual floors. This right of preemption shall exist for the entire term of the Lease.


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12.     Special Provisions

        Lessee specifically acknowledges that it has been notified that Lessor shall insist on its right of retention guaranteed by law under Schkg(2) 283 / OR(3) 257-59 and 268. The deadline for filing a retention request is 30 days after written notification.

        Lessee shall be granted the right to have this Lease Agreement noted in the public real estate register at its own expense.


Nidau, July 12, 1994                            Nidau, July 12, 1994




Lessee:                                         Lessor:



[signature]                                     [signature]
STAAR SURGICAL AG                               EINFACHE GESELLSCHAFT
                                                CALDIERI & SCHWAB




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(2)       Schweizerisches Kassationsgericht (Swiss court of appeal)

(3)       Obligationenrecht (law of contracts)